Exhibit 99.1

Atossa Genetics Announces Warrant Exercises

SEATTLE, June 30, 2017 — Atossa Genetics Inc. (NASDAQ: ATOS), a clinical-stage pharmaceutical company developing novel therapeutics and delivery methods for breast cancer and other breast conditions, today announced that holders of approximately 51% of the warrants issued in the public offering that closed on April 3, 2017 have exercised their warrants on a cashless basis. The Company offered all holders of the warrants the opportunity on or before 8 a.m. Eastern time on June 30, 2017 to exercise the warrants on a cashless so that for each warrant the holder receives one-half share of common stock. The warrant exercises are effective as of June 30, 2017 and result in the cancellation of approximately 3.0 million warrants and the issuance of approximately 1.5 million shares of registered common stock.

“The warrant exercises significantly improve Atossa’s balance sheet and capital structure,” commented Kyle Guse, CFO and General Counsel of Atossa. “As a result of the exercises, we have eliminated approximately 1.5 million shares from our overhang, reduced our derivative accounting liability and have increased our stockholders equity.”

About Atossa Genetics

Atossa Genetics Inc., is a clinical-stage pharmaceutical company developing novel therapeutics and delivery methods to treat breast cancer and other breast conditions. For more information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release, which Atossa undertakes no obligation to update, are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with actions and inactions by the FDA, the outcome or timing of regulatory approvals needed by Atossa, lower than anticipated rate of patient enrollment, results of clinical studies, the safety and efficacy of Atossa's products and services, performance of clinical research organizations and investigators, obstacles resulting from proprietary rights held by others with respect to fulvestrant, such as patent rights, and other risks detailed from time to time in Atossa's filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

Atossa Genetics Company Contact:

Atossa Genetics Inc.

Kyle Guse

CFO and General Counsel

(O) 800-351-3902

kyle.guse@atossagenetics.com

Investor Relations Contact:

Scott Gordon

CoreIR

377 Oak Street

Concourse 2

Garden City, NY 11530

Office: 516.222.2560

scottg@CoreIR.com

Source: Atossa Genetics Inc.